Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4, Amendment No. 3, of our report dated March 5, 2020, relating to the balance sheet of Flying Eagle Acquisition Corp as of January 24, 2020, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from January 15, 2020 (inception) through January 24, 2020, and to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ WithumSmith+Brown, PC

New York, New York
November 17, 2020